ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into and effective as of May 23, 2019 by and between Vector Lithium, Inc. a Nevada corporation (the "**Assignor**") and (the "**Assignee**") a Palayan Resources, Inc. a Nevada corporation, and Gold Exploration Management, Inc. **("GEM, Inc.")** a Nevada corporation. (the **"Property Owner")**

WHEREAS, Vector Lithium, Inc. and Gold Exploration Management, Inc. ("GEM, Inc.") are parties to a Property Purchase Agreement, dated as of August 10, 2017, and amended August 24, 2017, and further amended August 29, 2018. (the "**Purchase Agreement**"); a copy of which is attached hereto as **Exhibit B**; and a Modification Agreement entered into as of May 23, 2019, a copy of which is attached hereto as **Exhibit A**.

WHEREAS, The Assignee has received sufficient information regarding the Property to make an informed business decision.

WHEREAS, The Assignee wishes to assume and accept the assignment of the Purchase Agreement and related Modification Agreement from the Assignor and abide by the terms and conditions of the Purchase Agreement in its entirety without modification or amendment; and

WHEREAS, any capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein and in the Purchase Agreement, the parties hereto hereby agree as follows:

1. Assignment and Assumption. Assignor hereby assigns, sells, transfers and sets over (collectively, the "Assignment") to Assignee all of Assignor's right, title, benefit, privileges and interest in and to, and all of Assignor's burdens, obligations and liabilities in connection with the Purchase Agreement and Modification Agreement. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants contained in the Modification Agreement and Purchase Agreement, as provided in **Exhibit A** and **Exhibit B** respectively.

2. Conflict with the Modification Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Modification Agreement, the terms and conditions of the Modification Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, extend, amplify, or otherwise alter the obligations of the parties contained in the Modification Agreement or the survival thereof as provided and subject to the limitations set forth in the Purchase Agreement.

3. Further Assurances. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

4. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Assignor (including by operation of law) without the prior written consent of Assignee.

5. Consideration. The Assignee shall pay to the Assignor the aggregate sum of $150,000 USD to be paid as follows: (1) $50,000 on or before September 1, 2019; and (ii) $100,000 on or before December 31, 2019, such payments are being tendered in order that the Assignor may recover its costs for expenditures provided on the property as provided in **Exhibit B.**

6. Property Payments. The Assignee shall pay to the Property Owner scheduled payments as outlined in the Modification Agreement, with the first payment due to the Property Owner on June 30, 2019 of $20,000, with the second and final payment of $70,000 due on or before August 15, 2019 for all right and title to the Property in accordance with the Modification Agreement It should also be noted that the Assignee is responsible for all Federal and State Property Maintenance and or Recording Fees and State Taxes.

7. Notices. Any notice, request or other document to be given hereunder to any party hereto shall be given in the manner specified in the Purchase Agreement. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

9. Amendments. This Agreement may be amended, and any provision of this Agreement may be waived; provided that no such amendment or waiver shall be binding upon any party hereto unless set forth in a writing executed by Assignee and Assignor and referring specifically to the provision alleged to have been amended or waived.

10. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

11. Governing Law. The law of the State of Nevada shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

12. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

(THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK.)

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:
Vector Lithium, Inc.

Authorized Signatory

ASSIGNEE:
Palayan Resources, Inc.

~~Authorized Signatory~~ President

Agreed and Acknowledged by:
Gold Exploration Management, Inc.
("Property Owner")

Authorized Signatory, President

EXHIBIT A

MODIFICATION OF PURCHASE AGREEMENT
&
ADDENDUM 1 TO MODIFICATION AGREEMENT OF PURCHASE AGREEMENT

MODIFICATION OF PURCHASE AGREEMENT

THIS **MODIFICATION OF PURCHASE AGREEMENT ("Modification")** is entered into and effective as of May 20, 2019, by and between Palayan Resources, Inc., a Nevada corporation (**"Palayan" or " Purchaser"**), Gold Exploration Management, Inc., a Nevada corporation (**"GEM" or "Vendor"**), and Vector Lithium, Inc., a Nevada corporation (**"Vector" or "Assignor")**. Collectively Palayan, GEM and Vector may be referred to herein as the "parties."

RECITALS

WHEREAS, Vector and GEM are parties to that certain Purchase Agreement dated as of August 10, 2017, which was amended August 24, 2017, and further amended August 29, 2018 (the "**Purchase Agreement**"), a copy of which is attached hereto as **Exhibit A;** and,

WHEREAS, Palayan investigated the Property that was the subject of the Purchase Agreement and made the decision to take an assignment of the interest held by Vector; and,

WHEREAS, thereafter Palayan and Vector negotiated and executed that certain Assignment and Assumption Agreement effective April 29, 2019 (the "Assignment"), wherein Palayan took an assignment of the interest held by Vector in the Purchase Agreement and wherein Palayan agreed to abide by the terms and conditions of the Purchase Agreement in its entirety without modification or amendment, which included the obligation to make all of the required payments and satisfy all of the financial and other filing obligations of the Purchaser under the Purchase Agreement; and

WHEREAS, Palayan and Vector requested that GEM provide its approval of the Assignment pursuant to Section 7 of the Purchase Agreement; and

WHEREAS, GEM has indicated a willingness to approve the Assignment from Vector to Palayan upon the condition that Palayan agrees to contemporaneously enter into this Modification and that Vector sign on approving the Modification; and

WHEREAS, the parties have agreed to contemporaneously enter into this Modification so as to obtain the approval of GEM for the Assignment; and

WHEREAS, the intent of this Modification is essentially to allow the Purchaser to make an accelerated payment to Vendor of a reduced cash portion of the purchase price, thus earning the Purchaser a 100% interest in the Property subject only to the continuing 2% continuing Gross Production Royalty, and to contemporaneously relieve Vendor of any ongoing responsibility for the maintenance of the Property or continuing consulting services or Mining Operations on the Property; and

WHEREAS any capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein and in the Purchase Agreement, the parties hereto agree to the following modifications of the Purchase Agreement as follows:

1. Section 4: The parties agree to modify the payment provisions of Section 4 of the Purchase Agreement in the following manner:

(a) The "full purchase price" for the Property under the Purchase Agreement is currently $175,000 together with a continuing and ongoing two percent (2%) Gross Production Royalty. The parties agree to modify the cash portion of the full purchase price from $175,000 to $90,000 (ninety thousand dollars), conditioned upon receipt by Vendor of the payment of the $90,000 as modified herein;

(b) The $90,000 shall be paid from Purchaser to Vendor as follows:

a. On or before June 30, 2019, Purchaser shall pay to Vendor the sum of $20,000 (twenty thousand dollars);

b. On or before August 15, 2019, Purchaser shall pay to Vendor the remaining sum of $70,000 (seventy thousand dollars).

Such payments shall be made in verified funds and shall be received in Vendor's bank account on or before the dates specified herein.

(c) The 2% (two percent) Gross Production Royalty shall remain in place for the Property following the payment of the cash portion of the purchase price identified paragraph 1, above. At such time as (i) the title to the Property is transferred to Purchaser or (ii) any substantial change is made in the manner in which the mining claims are held (that is, if a change is made from Association Placer Blocks to 20 acre conventional placer or load claims), the Purchaser shall execute and provide for recording such documentation as is necessary to maintain the royalty interest in the Vendor. Such documents may include the delivery of a royalty deed or recordable assignment to Vendor conveying the royalty interest identified herein; at Vendor's request, Purchaser agrees to provide such documentation as is reasonably necessary to ensure that such royalty is preserved in the title to the property moving forward for the Vendor; and

(d) Upon delivery to Vendor of the payments totaling the required $90,000 from Purchaser, Purchaser shall no longer be required to make any of the other periodic payments specified in Section 4 of the Purchase Agreement in subsections 4(a) through (e), and the cash portion of the full purchase price shall be considered satisfied; and

(e) Purchaser remains responsible for payment of all State and Federal recording fees and costs, as well as County filings and document costs, and all required permits for any exploration performed, as well as all environmental remediation or reclamation work needed in the event of any ground disturbances in accordance with State and Federal laws and regulations.

2. Section 5: Upon delivery of the $90,000 payment from Purchaser to Vendor identified in paragraph 1, above, the Purchaser shall be entitled to an undivided 100% right, title and interest in and to the Property that is the subject of the Purchase Agreement with the full right and authority to equip the Property for production and operate the Property as a mine, subject to the 2% gross production royalty. Section 5, which governs the Transfer of Title to the Property, is hereby modified as follows:

(a) Consistent with the provisions of Section 5 of the Purchase Agreement, Vendor shall transfer title to the Property (the mining claims) to Purchaser at such time as Purchaser shall request following the completion of the necessary exploration work by Purchaser, or by Purchaser's decision to renounce the Association Placer Blocks and to locate the

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land as 20 acre placer or load claims using conventional means, both of which shall be at Purchaser's expense and under Purchaser's direction and control, but in all events Purchaser shall make such request for transfer of title within 24 months of the date of this Modification. Purchaser remains responsible for any environmental remediation or reclamation work required in the event of any ground disturbances in accordance with State and Federal laws or regulations; and

(b) Section 5 of the Purchase Agreement is modified to eliminate the need for the creation of an Irrevocable Trust Agreement.

3. Purchaser's Obligations Regarding Ongoing Tax and Maintenance Filings and Payments: The parties agree that following the execution of this Modification Purchaser shall have the responsibility for and shall undertake the duties of preparing and filing the annual State and Federal tax and maintenance filings for the Property, as well as the recording of any Notices of Intent to Hold that are required to be made for the Property in the official records of the County where the Property is located. The Purchaser remains required to fund those payments pursuant to Section 9(k) of the Purchase Agreement (*see paragraph 7, below*), but this clarifies that Purchaser is required to make the actual filings and payments directly without the involvement of Vendor.

To any extent that Vendor was previously obligated, either expressly or impliedly, to make such annual filings and recordings under the Purchase Agreement (following the funding by Purchaser for such filings and recordings), Vendor shall no longer bear that responsibility. Vendor does agree, however, to provide to Purchaser copies of any and all prior filings and information that were in Vendor's possession for the Property upon the reasonable request of Purchaser moving forward to assist Purchaser, as necessary, in completing those filings and recordings.

4. Purchaser's Acknowledgement and Agreement to Undertake Its Own Geological and Mining Operations (partial modification of Section 9). The parties agree and acknowledge that, following the execution of this Modification, Vendor shall have no further responsibilities (including, without limitation, any responsibilities under the provisions of Sections 9(j)) to perform any Mining Operations or consulting services for the Purchaser or in relation to the Property. Purchaser agrees that, following the execution of the Modification, it will undertake its own geological investigations, consulting and Mining Operations utilizing consultants, employees and companies that it directs and desires to utilize for the operation and maintenance of the Property.

5. Section 7. Section 7 is essentially unchanged, with the exception that the "Purchase Period" for purposes of this Section shall be considered to be the period of time prior to the completion of the payment of the modified full cash purchase price and the transfer of title to the Property from Vendor to Purchaser or such time as Purchaser has effected a substantial change in the manner in which the mining claims are held by the Purchaser (that is, if a change is made from Association Placer Blocks to 20 acre conventional placer or load claims).

6. Section 8. In light of the accelerated cash payment provisions identified herein in Section 1 and the modification of the parties' obligations as outlined above, the parties agree that Section 8 shall no longer be applicable to the Purchase Agreement and is therefore deleted.

7. Section 9. The parties have agreed to modify the provision of Section 9 insomuch as they require the Vendor to provide consulting services and/or Mining Operations to Purchaser under Section 9(j). The parties further agree that the "Purchase Period" referenced in Section 9(j) shall be considered to extend only until payment of the modified full cash purchase price has been paid herein for purposes of any other Vendor obligations under Section 9(j). Purchaser remains required under Section 9(k) to deliver to Vendor not less than 30 days before the applicable deadlines proof of the payment of and filing of (i) annual maintenance fees and (ii) fees for the

Notices of Intent to Hold at least until such time as Purchaser has paid the modified full cash purchase price for the Property and requested and obtained a transfer of the title to the Property or effected a substantial change in the manner in which the mining claims are held by the Purchaser (that is, if a change is made from Association Placer Blocks to 20 acre conventional placer or load claims).

8. Sections 10 - 17. Unchanged.

9. Section 18. With the understanding that Vendor has not been requested to locate, stake or otherwise acquire additional claims and is not doing so following the execution of this Modification, Section 18 essentially remains unchanged.

10. Section 19. Deleted.

11. Section 20. This Section remains unchanged as to references to monies being US funds. The remaining provisions of Section 20 are no longer applicable.

12. Section 21. This Modification supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof and, as stated, modifies the Purchase Agreement as between the parties.

13. Successors and Assigns. This Modification and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

15. Amendments. This Agreement may be amended, and any provision of this Agreement may be waived; provided that no such amendment or waiver shall be binding upon any party hereto unless set forth in a writing executed by the Vendor and Purchaser and referring specifically to the provision alleged to have been amended or waived.

16. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied or scanned and emailed signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

17. Governing Law. The law of the State of Nevada shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

18. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

19. Vector Lithium Note: Vector acknowledges and confirms herein for the benefit of GEM and all of its officers, directors and shareholders, past and present, that Vector shall indemnify and hold harmless GEM and its officers, directors and shareholders from and against any claims arising from or related to that certain Convertible Debt Note dated August 15, 2017, in favor of Kelder Trade & Investment Ltd., that was executed by David Bending as an accommodation for and on behalf of Vector as the maker. No personal liability was intended to or did accrue to David Bending or GEM, and Vector assumed and acknowledges all responsibility for the payment of that Note.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

VENDOR:
Gold Exploration Management, Inc.

Authorized Signatory , President

PURCHASER:
Palayan Resources, Inc.

Authorized Signatory, President

ASSIGNOR:
Vector Lithium, Inc.

Authorized Signatory

Addendum 1 to Modification of Purchase Agreement

THIS **Addendum 1 to the MODIFICATION OF PURCHASE AGREEMENT ("Addendum")** is entered into and effective as of May 20, 2019, by and between Palayan Resources, Inc., a Nevada corporation (**"Palayan" or " Purchaser")**, Gold Exploration Management, Inc., a Nevada corporation **("GEM" or "Vendor")**, and Vector Lithium, Inc., a Nevada corporation **("Vector" or "Assignor")**. Collectively Palayan, GEM and Vector may be referred to herein as the "parties."

RECITALS

WHEREAS, Vector and GEM are parties to that certain Purchase Agreement dated as of August 10, 2017, which was amended August 24, 2017, and further amended August 29, 2018 (the "**Purchase Agreement**"), a copy of which is attached hereto as **Exhibit A;** and,

WHEREAS, Vector, GEM and Palayan have executed that certain Modification of Purchase Agreement effective May 20, 2019 (the **"Modification"**), which modifies the Purchase Agreement; and

WHEREAS, the parties acknowledge that David Bending, who was an officer and director of GEM and who was one of the holders of the Association Placer Block claims (the Property, under the Purchase Agreement), has passed since the signing of the original Purchase Agreement; and

WHEREAS, the parties further acknowledge that Ginette Bourdeau, the spouse of David Bending, was appointed the executrix of the estate of David Bending in a Nevada proceeding and was authorized to act on behalf of the estate of David Bending and to take those actions in the place and stead of David Bending, but the Property involved in the Purchase Agreement and Modification is located in California and the orders issued in the Nevada proceeding to Ms. Bourdeau might not authorize her to act in her similar capacity with regard to California property; and

WHEREAS, the parties acknowledge and agree that Ginette Bourdeau may have to undertake certain legal proceedings or actions related to the estate of David Bending in order to verify her legal authority on behalf of David Bending and/or GEM in California in order to properly transfer the association claims located in California pursuant to the terms of the Purchase Agreement and/or the Modification; and

WHEREAS, the parties desire to execute the Modification now rather than to delay the execution of the Modification, conditioned upon the assurance from GEM that its director and officer, Ginette Bourdeau, will promptly thereafter initiate the necessary proceedings, if any, to obtain authorization from California authorities for either Ms. Bourdeau or GEM to act on behalf of the interest of David Bending to be able to transfer the association interest of David Bending together with the other holders of the association in the Property;

Now, therefore, the parties agree as follows:

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1. Prior to any request by Purchaser for the transfer of title to Purchaser of the Association Placer Blocks, GEM shall cause to be undertaken such legal proceedings as are necessary, if any, in California that are intended to allow GEM to complete the transfer of the Property, including the interest of David Bending, free of issues arising as a result of the passing of David Bending. Those legal proceedings may include the commencement and participation in an ancillary probate or other required proceeding in California to allow GEM to manage the interest held by David Bending in the association;

2. In carrying out the requirements of paragraph 1, GEM shall cause its director and officer, Ms. Ginette Bourdeau, to promptly commence any actions or proceedings that GEM determines are appropriate to address any concerns that may have arisen as a result of the death of David Bending and which are related to the Property in California that would affect GEM's ability to authorize the transfer of the Property subject to the Purchase Agreement and the Modification. Those actions or proceedings may include the commencement and participation in an ancillary probate or other required proceeding to manage the interest held by David Bending in the association if GEM cannot participate in those proceedings directly as a company;

3. Purchaser and Assignor acknowledge and agree that GEM's disclosure herein satisfies the requirements of disclosure under the Purchase Agreement and Modification and shall not constitute a failure of any representation or assurance regarding the Property, despite the fact that no California ancillary probate or other proceeding to manage the interest of David Bending in the association has yet been commenced and despite the fact that such proceeding may be a technical requirement to the ability of GEM and/or Ms. Bourdeau to be in a position to transfer title to the association claim held by David Bending. GEM is currently investigating the requirements, and the Parties agree that so long as GEM moves forward promptly following the execution of this Addendum to commence any proceedings that GEM determines may be necessary to allow such transfer and which are intended to resolve this issue, the Parties acknowledge and agree that there is no failure or breach of any term of the Purchase Agreement or the Modification arising therefrom.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed as of the day and year first above written.

VENDOR:
Gold Exploration Management, Inc.

Authorized Signatory

PURCHASER:
Palayan Resources, Inc.

Authorized Signatory, President

ASSIGNOR:
Vector Lithium, Inc.

____
Authorized Signatory

EXHIBIT B

PURCHASE AGREEMENT

PURCHASE
AGREEMENT

THIS AGREEMENT made and entered into as of August 10, 2017 and amended this 24th day of August 2017 and Further Amended August 29, 2018 (the "Effective Date").

BETWEEN:

Gold Exploration Management Inc. ('GEM Inc.)
4410 Mountaingate, Reno, Nevada 89519

(herein called the "Vendor(s)")

OF THE FIRST PART

AND:

Vector Lithium, Inc.

(herein called the "Purchaser")

OF THE SECOND PART

WHEREAS the Vendor has represented that it is the recorded and beneficial owner in and to certain unpatented mining claims, specifically 16, 160 acre association placer mining claims totaling approximately 2,560 acres, hereinafter called the Franklyn Lake Property, (DVJ Claims) (the "Property) described in Schedule "A" attached hereto, and has identified an additional 32 claims that were to be staked and recorded at a later date at the option of the Purchaser, also included in the Property;

AND WHEREAS the Vendor, now wishes to grant to the Purchaser the exclusive right to Purchase the claims (the "Property"), acquiring an undivided 100% right, title and interest in and to the Property under the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by the Purchaser to the Vendor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1. Definitions

The following words, phrases and expressions shall have the following meanings:

a. "**After Acquired Claims**" means any and all mineral interests staked, located, granted or acquired by or on behalf of the Purchaser during the term of this Agreement which are located, in the whole or in part, within five miles of the existing perimeter of the Property, as provided in Section 18. This limitation has no bearing on activity of GEM Inc., due to prior business relationships in the area.

b. "**Expenditures**" includes all direct or indirect expenses [net of government incentives and not including payments to the Vendor pursuant to section 4, paragraphs (a), (b), (c)(ii), (d)(ii), (e)(ii), (f)(ii), hereof] of or incidental to Mining Operations, but excluding Purchaser's home office administrative and overhead expenses. The certificate of the Controller or other financial officer of the Purchaser, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures. The parties hereto agree that Property payments and Property expenditures are separate payments as outlined in paragraph 4. At Vendor's request Purchaser shall provide substantiating documentation of Purchaser's Expenditures;

c. "**Filing Fees**" means all fees, payments and expenses necessary to keep the mineral claims in good standing with federal, state and local government entities and imputes time, document preparation, travel or postage for document filing and corrections managed on a billable time and expense basis

d. "**Force Majeure**" means an event beyond the reasonable control of the Purchaser or Vendor that prevents or delays it from conducting the activities contemplated by this Agreement other than the making of payments referred to in Section 4 and Purchaser's maintenance of insurance performance of its indemnification obligations in Section 11. Such events shall include but not be limited to acts of God, war, insurrection, action of governmental agencies reflecting an instability in government procedures, or delay in permitting unacceptable to both Vendor and Purchaser.

e. "**Mineral Products**" means the commercial end products derived from operating the Property as a mine.

f. "**Mining Operations**" includes:

i. every kind of work done on or with respect to the Property by or under the direction of the Purchaser during the Purchase Period or pursuant to an approved Work Program; and

without limiting the generality of the foregoing, including all geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, searching for, sampling, and developing minerals, ores and metals, doing all other work usually considered to be prospecting, exploration and development, including preparation of a feasibility study. Purchaser may not commence development of a mine on the Property or conduct mining on the Property without first completing the purchase of the Property (the "Purchase") in accordance with Section 4.

h." **Purchase Period**" means the period from the Effective Date to the date on which the Purchaser has performed its obligations to acquire a 100% interest in the Property as stated in Section 4, whichever shall be the lesser period, but in no event more than prior to the date January 1, 2022 The date on which the final payments set forth in this Agreement have been made, subject to the firm condition that claim renewal costs or notice of a decision not to make claim renewal costs must be fully paid not later than August 31 in any calendar year.

i. "**Property**" means the unpatented mining claims described in Schedule "A".

j. "**Work Program**" means a program of work reasonably acceptable to both parties in respect of
a particular Property, contained in a written document setting out in reasonable detail:

(i) An outline of the Mining Operations proposed to be undertaken and conducted on the Property, specifically stating the period of time during which the work contemplated by the proposed program is to be done and performed;

(ii) The estimated cost of such Mining Operations including a proposed budget providing for estimated monthly cash requirements in advance and giving reasonable details; and

(iii) The identity and credentials of the person or persons undertaking the Mining Operations so proposed if not the Vendor, reasonably acceptable to both parties hereto.

k. "GPR" means Gross Production Royalty as described in Schedule B.

l. GEM Inc. retains the right to plan and manage the planned and approved Work Programs, subject to normal and reasonable consideration of fees for Professional Services, Expenses and Management fees which shall be outlined within the approved budgets. This Agreement has no mandatory work expenditures safe and except those required to maintain the Claims as documented herein.

4. Purchase

The Vendor options the Property exclusively to the Purchaser for the Purchase Period. Vendor grants to Purchaser the exclusive right to acquire ownership of the Property (the "Purchase"), subject to Purchaser's obligations under the conveyance executed and delivered by Vendor on the closing of the Purchase. The purchase price for the Property (the "Purchase Price") shall be $175,000 and a 2% Gross Production Royalty. Purchaser may purchase 100% ownership at any time, subject to the residual royalty, by payment in full of the payments prescribed in Sections (a) through (d) and the purchase price,

but it must do so before it commences development of a mine on the Property or conducts mining of minerals on the Property. As consideration for the Purchase, the Purchaser agrees to perform the following obligations:

(a) The Purchaser shall pay the sum of $26,400 USD to the Vendor by way of cash of which receipt is hereby acknowledged.

The Purchaser is also responsible for the payment of any State or Federal Recording Fees and the costs associated in preparing or amending the maps which are required and the documents which are required to complete this process an (as may be necessary) the travel cost of presenting the filings in Independence, Inyo County, California and express registered US mail to the BLM in Sacramento, California. The Purchaser is also responsible for all required permits from the appropriate government agencies to perform exploration work on the property, and the purchaser is also responsible for any environmental remediation, reclamation work needed in the event of any ground disturbances in accordance with State and federal Laws. The Vendor will make available to the Purchaser any and all historical information, expenditures, and reports in the Vendor's possession.

(a) On or before January 31, 2019 **(Year 1)**

(i) The Purchaser shall pay to the Vendor the sum of $5,000 on the property.,

(b) On or before July 31, 2019 **(Year 1)**

(i) The Purchaser shall pay to the Vendor the sum of $20,000 on the property

(c) On or before January 31, 2020 **(Year 2)**

(i) The Purchaser shall pay to the Vendor the sum of $25,000 on the property

(d) On or before January 31, 2021 **(Year 3)**

(i) The Purchaser shall pay to the Vendor the sum of $50,000 on the property

(e) On or before January 31, 2022 **(Year 4)**

(i) The Purchaser shall pay to the Vendor the sum of $75,000 on the property for an aggregate total of $175,000, earning the Purchaser a 100% interest in the property, subject to a 2% gross production royalty which shall remain in effect and due to the Vendor or its assignees or transferees as a continuing interest in the land without limitation.

When the Purchaser has paid to Vendor the foregoing payment the Purchaser shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine, subject to the 2% gross production royalty.

Notwithstanding paragraphs (b), (c)(i), (d)(i), if the Purchaser has not remitted the requisite Payments to maintain its Purchase in good standing prior to August 31 of any given year, the Purchaser may pay to the Vendor immediately following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have the property re-staked. If the Purchaser declines for any reason to provide or pay the fees required to maintain the claims on or before August 31 of any calendar year the option shall be null and void. GEM Inc. offers the option, for negotiated conditions, to relocate and refile the claims at the Purchaser's expense and risk.

(I) The incurrence of the requisite cash payments by the Purchaser shall not obligate the Purchaser to do any further acts or make any further payments with the exception of fees and expenses to keep said property in good standing during the purchase period.

5. Transfer of Title

The Property is held as Association Placer Claims which are secured by the Purchaser under a binding Trust Agreement. Upon Purchaser's completion of all requirements to earn a 100 percent interest in the Property, the Vendor and Purchaser will execute an irrevocable Trust Agreement which is subject exclusively to the conditions that any and all lands not secured by annual renewal payments and County notices of intent to hold will be removed from the Agreement and returned to the Vendor without limitations.

Note:

The claims are located as Association placer blocks which are transferrable only after completion of sufficient exploration work to demonstrate the presence of a viable target. As and when such work has been done the claims may be transferred. In the interim it is possible to renounce the Association Placer Blocks and locate the land as 20 acre placer claims using conventional means and at the Purchaser's expense. Normally, this would be considered only in core target areas because the annual holding costs for the APC blocks are lower and the title will be committed to the Purchaser through a conditional irrevocable trust agreement.
The only conditions for termination of this irrevocable Trust Agreement shall be failure to

provide funds to maintain the claims or failure to meet the scheduled payment obligations.

7. Assignment

During the Purchase Period, the Purchaser may not assign or lease the Purchaser's rights or interest in and under this Agreement without the Vendor's prior written consent, which may not be delayed or withheld unreasonably. In determining the reasonableness of Vendor's approval or disapproval of the request for consent, the Vendor may consider the proposed assignee's environmental compliance, financial, litigation and operating history and financial and technical capability to perform the Purchaser's obligations under this Agreement. It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor. The Vendor may assign or transfer its interest in and under this Agreement at any time with the Purchaser's consent, which consent will not be unreasonable withheld.

8. Termination

This Agreement shall forthwith terminate in circumstances where:

(a) The Purchaser fails to comply with any of its obligations hereunder, subject to Force Majeure, and within 30 days of receipt by the Purchaser of written notice from the Vendor of such default, the Purchaser has not:

(i) cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

(ii) given the Vendor notice that it denies that such default has occurred except in the instance of non-payment of claim fees which are defined by the Federal Government or Purchase payments which are self evident by their existence.

In the event that the Purchaser gives notice that it denies that a default has occurred, the Purchaser shall not be deemed to be in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party; or

(b) The Purchaser gives notice of termination to the Vendor (60 days), which it shall be at liberty to do at any time after the execution of this Agreement. If and when the Purchaser elects to terminate this Agreement, or terminate one of the projects comprising the Property, at such time the Property or the specific project will be returned to the Vendor.

Upon the termination of this Agreement under this Section 8, the Purchaser shall cease to be liable to the Vendor under this Agreement, except for such obligations as accrue before termination of this Agreement. Such obligations are only to include the payment of any federal annual mining claim maintenance fees or other statutory or regulatory fees, only if

proper notice has not been given (sixty days or less) and does not include property expenditures or payments to the Vendor. In the event the Purchaser terminates the agreement the Purchaser will be responsible for any environmental remediation work to be done on the Property if applicable, as required by state or federal regulation. If this Agreement is terminated within two (2) months of the deadline for the payment of any federal annual mining claim maintenance fees or other statutory or regulatory fees, the filing of any document or the recording of any document, including a notice of intent to hold the Property as required under the Nevada Revised Statutes, the Purchaser shall be obligated to pay such fees and complete such filings and recordings.

Upon termination of this Agreement under this Section 8, the Purchaser shall return the Property, including all property within the designated boundary of the area of interest, to the Vendor. The Purchaser shall vacate the Property within a reasonable time after such termination and relinquishment, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

9. Representations, and Covenants of the Vendor

The Vendor represents, and covenants to and with the Purchaser as follows:

(a) The Vendor is a Nevada corporation known as Gold Exploration Management Inc., with its primary place of business located in Reno, Nevada.

(b) The Vendor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(c) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party.

(d) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

(e) The Agreement constitutes a legal, valid and binding obligation of the Vendor.

(f) The Property is accurately described in Schedule "A", is in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances.

(g) The Vendor is the beneficial owner of the Property, has the right to enter into this Agreement, and has the ability to obtain and transfer the Association Placer mining claims (the Property) to the Purchaser upon completion of the payment terms in accordance with the terms of this Agreement.

(h) No Person, firm or corporation has any proprietary or possessory interest in the Property, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property other than the government of the state of Nevada pursuant to statute; notwithstanding any Federal, State or County royalties or net proceeds tax derived from mining operations.

(i) Upon request by the Purchaser, and at the sole cost of the Purchaser, the Vendor shall deliver or cause to be delivered to the Purchaser copies of all available maps and other documents and data in its possession respecting the Property. Nothing will be withheld, hidden, or kept from the Purchaser that resides with the Vendor.

(j) Subject to performance by the Purchaser of its obligations under Section 4, during the Purchase Period, the Vendor will keep the Property in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mining Operations on the Property in a miner-like fashion if the Purchaser elects to use the mining expertise and consulting services of the Vendor, will obtain all necessary licenses and permits as shall be necessary.

(k) The Purchaser shall pay all federal annual mining maintenance fees, file such instruments as required under federal and state laws and regulations, and record the notices of intent to hold required under the California Revised Statutes not less than sixty (60) day before the applicable deadline and shall deliver to the Vendor proof of the Purchaser's compliance with such obligations not less than thirty (30) days before the applicable deadline.

The Purchaser's obligation to pay the federal annual mining claim maintenance fees for each annual assessment year, such as the annual assessment year September 1, 2017 to August 31, 2018, and shall be a binding and unconditional obligation throughout the term of this Agreement, during all such times this Agreement remains in effect.

10. Representations, and Covenants of the Purchaser

The Purchaser represents, and covenants to and with the Vendor that:

(a) The Purchaser is a company duly organized validly existing and in good standing under the laws of Nevada.

(b) The Purchaser has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(c) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party.

(d) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

(e) This Agreement constitutes a legal, valid and binding obligation of the Purchaser.

11. Indemnity and Survival of Representation

The representations herein set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Purchaser and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, Purchase, covenant, agreement or condition made by them and contained in this Agreement.

The Purchaser agrees to defend, indemnify and save harmless the Vendor from any liability to which it may be subject arising from any Mining Operations carried out by the Purchaser or at its direction on the Property including all claims and liabilities which arise from or relate to laws and regulations pertaining to the conservation, protection or reclamation of the environment.

The Vendor agrees to indemnify and save harmless the Purchaser from any liability arising from any and every kind of work done on or with respect to the Property by Vendor, and not by other parties, prior to the signing of this Agreement (the "Prior Operations").

Without limiting the generality of the foregoing, Prior Operations includes all geophysical, geochemical and geological surveys, studies and mapping, investigating, other work usually considered to be prospecting, exploration or development conducted by the Vendor and before the Effective Date. The Vendor shall have no obligation to the Purchaser for any claims or liabilities arising from activities or operations of third parties on the federal public lands on which the unpatented mining claims which comprise the Property are situated or for any activities or operations which occurred before the Vendor located the unpatented mining claims which comprise the Property.

12. Confidentiality

The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

13. Notice

All notices, consents, demands and requests (in this Section 13 called the "Communication") required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by email, telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by email, telegram, telex or telecopier or other electronic means including email shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labor dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

14. Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

15. Entire Agreement

The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

16. Proper Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Nevada. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom.

All disputes arising from or relating from this Agreement, including any dispute concerning the enforcement or construction of this Agreement, shall be decided and determined by arbitration in accordance with Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association. The Arbitration will be administered by and conducted before a single arbitrator.

The arbitrator shall be an independent attorney licensed to practice law or mining engineer who is recognized as having experience and knowledge of mining contract law and mining industry customs and practices. No person having a prior or existing attorney-client, business or family relationship with either of the parties or their principal representatives shall be qualified to act as arbitrator in accordance with this Agreement absent the express prior written consent of all parties to this Agreement. The parties shall negotiate the selection of the single arbitrator, however, if the parties are unable to select an arbitrator willing to arbitrate the disputed issues within thirty (30) days after delivery by either party of notice of demand for arbitration, the arbitrator shall be selected in accordance with Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Reno, Nevada. Each party shall pay one-half (1/2) of the arbitrator's costs, expenses and fees for services.

17. Enurement

This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18. After Acquired Claims

(a) The parties covenant and agree, each with the other, that any and all additional claims shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for the purposes hereof, to be included in the Property.

Any costs incurred by the Vendor in staking, locating, recording or otherwise acquiring any additional claims for which the Vendor will be entitled to reimbursements as part of the Expenditures payable by the Purchaser hereunder.

(b) Any Additional Claims agreed by the Purchaser to be staked by the Vendor on behalf of the Purchaser or which the Purchaser stakes within 5 miles from the existing perimeter of the Property boundaries shall form part of this Agreement. The Purchaser will reimburse the Vendor for Vendor's costs of staking the Additional Claims, unless the Purchaser does not elect to acquire the additional claims subject to this Agreement. The parties to this agreement recognize that the vendor has prior obligations in this area which are independent of and have no bearing on the rights of the Purchaser.

19. Default

Notwithstanding anything in this Agreement to the contrary if any party (a "Defaulting Party") is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

20. Payment

All references to monies herein shall be in US funds unless otherwise specified. The Purchaser shall make payments for the Expenditures incurred by the Vendor no later than 30 days after the receipt of invoices delivered by the Purchaser to do any acts or make any payments hereunder, and any act or payment or payments as shall be made hereunder shall not be construed as obligating the Purchaser to do any further act or make any further payment or payments.

21. Supersedes Previous Agreements

This amended Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the first date written above.

Authorized Signatory
Vector Lithium, Inc.

Authorized Signatory
Gold Exploration Management, Inc. ('GEM Inc.)

SCHEDULE "A"
Description of Property
Unpatented Mining Claims situated in Inyo County, California

All are 160 acre association placer claims numbered DVJ 13 TO DVJ 16, and DVJ 19 to DVJ 30



Death Valley Junction
s14
s13
s18
s17
2613ft wide
2666 ft high
DVJ-1
2
3
4
615
5
6
s23
7
s24
8
9
s19
10
11
s20
12
s21
13
14
15
16
17
18
s26
19
s25
20
21
s30
22
s29
s28
R.5E.
R.6E.
23
24
25
26
s35
27
36
s36
28
29
s31
31
30
s32
T.25N.
T.25N.
T.24N.
31
32
Alkali
33
Flat
T.24N.
611
1740x3940 ft
s1
DVJ-34
s6
3770x1850 ft
s5

California Mining Claims will be issued on BLM filing.

SCHEDULE "B"

GROSS PRODUCTION ROYALTY

"Gross Production Royalty" shall mean the aggregate proceeds received by the Purchaser from time to time from any purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(a) The cost of transportation of the ores, concentrates or metals from the Property to such refining facility or other purchaser, including related insurance;

The Purchaser shall reserve and pay to the Vendor a GPR equal to two percent (2%) of the Gross Production Value for all and any mineral products produced from the Property 'Royalty'.

Payment of GPR payable to the Vendor hereunder shall be made quarterly within thirty (30) days after the end of each calendar quarter during which the Purchaser receives Gross Production Royalty' in USD dollars. Within (180) days after the end of each calendar quarter which the GPR for such year shall be audited by the Purchaser and any adjustments in the payments of GPR to the Vendor shall be made forthwith after completion of the audit. All payments of GPR to the Vendor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Purchaser in respect thereof if such payments or the calculations thereof are not disputed by the Vendor of the same audited statement. The Purchaser shall maintain accurate records relevant to the determination of the GPR and the Vendor or its authorized agent, shall be permitted the right to examine such records at all reasonable time.